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                                                                   Exhibit (a)25

                         MANUFACTURERS INVESTMENT TRUST

                          Establishment and Designation

                          Of Additional Class of Shares

      The undersigned, being a majority of the Trustees of Manufacturers Investment Trust (the "Trust"), acting pursuant to Section 4.1(b) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the "Declaration of Trust") hereby establish and designate a second class of shares of each of American Growth Trust, American International Trust, American Growth-Income Trust and American Blue Chip Income and Growth Trust (the "Portfolios") as follows:

1. Each Portfolios has one class of shares one of which is designated "Series II" shares of beneficial interest.

2. The second class of shares is designated "Series I" shares of beneficial interest.

3. Series I shares of beneficial interest shall be entitled to all the rights and preferences accorded Shares under the Declaration of Trust.

4. The rights and preferences of Series I shares of beneficial interest shall be established by the Trustees of the Trust in accordance with the Declaration of Trust and shall be set forth in the Trust's Multiclass Plan Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as such plan may be amended from time to time.
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      In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be
lodged among the records of the Trust this      day of                 .
                                           ----        ----------------



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Don B. Allen                            John D. Richardson



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Charles L. Bardelis                     F. David Rolwing



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Samuel Hoar                             John D. DesPrez III



The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.